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                    [Letterhead of Zwick & Steinberger, PLLC]

                                 March 28, 2003

Jerry D. Bringard, President
Gen-Net Lease Income Trust, Inc.
20136 East River Road

Grosse Ile, MI  48138

                                                 Re: Harahan, Louisiana Property

Dear Jerry:

As you know, we have made repeated requests of the seller of the Harahan, Louisiana, property to provide our office with certain documents and records required to complete our audit report on the Company's fiscal year ended December 31, 2002. According to the seller, the requested documents and records are stored in New Hampshire and retrieval has been a time-consuming process. We were recently advised by the seller that the documents would be delivered to us by March 24, 2003. However, we did not receive any documents from the seller until today, and we are not yet sure it is all of the information requested.

Accordingly, we are unable to complete our audit report prior to the date that the Company must file its Form 10-K. Provided we have received all of the necessary documents and records from the seller, we are prepared to complete our audit report as soon as possible.

We consent to the use of this letter as our statement required by Rule 12b-25(c) and to its attachment to Form 12b-25 filed with the U.S. Securities and Exchange Commission.

                                                 Yours very truly,

                                             /s/ Zwick & Steinberger, PLLC

                                                 Zwick & Steinberger, PLLC

cc:      John D. Ellsworth, Esq.
163629